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                                                                    Exhibit 10.6

               Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.



          Amendment to Marketing Agreement and Tax Agreement

Whereas, DIRECTV, Inc. ("DIRECTV") and TiVo, Inc. ("TiVo") previously entered into, among other agreements, that certain Marketing Agreement dated as of April 13, 1999 (the "Marketing Agreement"), and that certain Letter Agreement dated as of July 24, 2001 Re: Taxation of TiVo Services that are billed by DIRECTV (the "Tax Agreement");

Whereas, the parties are executing on this date a Development Agreement ("Development Agreement") and a Services Agreement ("Services Agreement"), and the parties contemplate that, pursuant to the Development Agreement, upon DIRECTV's request they shall also enter into an Intellectual Property and Technology License Agreement ("License Agreement");

Whereas, the parties desire to reflect certain changes to the Marketing Agreement, and in connection with the execution of the Development Agreement and Services Agreement, the parties intend to modify certain provisions of the Marketing Agreement and the Tax Agreement;

Now therefore, DIRECTV and TiVo hereby agree as follows:

I.   The Marketing Agreement is hereby amended as follows:

     A.   Billing System.
          --------------

          1. Section 2.3 of the Marketing Agreement is hereby amended and replaced in its entirety to reflect that DIRECTV shall continue to undertake the billing and remittance processing activities relating to the sale of the TiVo Service to DIRECTV/TiVo Subscribers using the DIRECTV/TiVo Combo Receiver, in the manner mutually agreed upon by the parties, as provided to date. TiVo shall remain solely responsible for billing and remittance processing activities relating to the sale of the TiVo Service to TiVo subscribers using the TiVo Stand-Alone Receiver.

          2. The provisions of Section 4.1 of the Development Agreement shall supercede and replace said Section 2.3 of the Marketing Agreement, effective immediately after the Transition Date (as defined in the Marketing Agreement).

     B.   Customer Service. The provisions of Section 4.2 of the Development
          ----------------
          Agreement shall supercede and replace Section 2.4 of the Marketing Agreement, with respect to DIRECTV/TiVo Combo Receivers (as defined in the Marketing Agreement).

     C.   Customer Data. Section 2.9 of the Marketing Agreement is replaced and
          -------------
          superceded by Section 4.4 of the Development Agreement.

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     D.   Bandwidth Allocation.
          ---------------------

          1. Upon satisfaction and cancellation of the promissory note as referenced in Schedule 5.1.2 of the Marketing Agreement, DIRECTV shall be relieved of any Bandwidth Capacity obligations under the Marketing Agreement. This shall not affect any other bandwidth obligations in other agreements.

          2. Section 2.2(e) of the Services Agreement shall supersede and replace Section 3.0 of the Marketing Agreement, effective as of the Manufacturing Release of the Provo Receiver, as provided in said Section 2.2(e).

     E.   Revenue Sharing.
          ----------------

          1. Section 4.1.2 of the Marketing Agreement is hereby replaced in its entirety with the following:

          4.1.2 Permanent Revenue Share for TiVo Stand-Alone Receiver. TiVo
                -----------------------------------------------------
               shall pay DIRECTV on a monthly basis, [*] of Stand-Alone Revenue Attributable to DIRECTV (as defined below, and determined as of the Calculation Date), with a [*] (the "Stand-Alone Receiver Revenue Share"). TiVo shall pay DIRECTV the Stand-Alone Revenue Share within thirty (30) days of each Calculation Date. "Stand-Alone Revenue Attributable to DIRECTV" shall be defined as, for any particular month, an amount equal to the total subscription revenue received by TiVo during such month for subscription fees paid for the TiVo Service (including all subscription fees received for subscription to the TiVo Service for terms longer than one (1) month) for all DIRECTV/TiVo Subscribers utilizing the TiVo Stand-Alone Receiver (as determined by the number of TiVo Stand-Alone Receivers which "self-report" the use of the DIRECTV head-end during TiVo Service set-up).

          2.   Section 4.1.3 of the Marketing Agreement shall terminate.

     F.   TiVo Promotional Activities. Section 4.2 of the Marketing Agreement
          ---------------------------
          shall terminate as of the Manufacturing Release of the Version [*] Software (as provided in the Development Agreement).

     G.   Calculation of DIRECTV/TiVo Subscribers. Section 4.3 of the Marketing
          ---------------------------------------
          Agreement shall terminate.

     H.   Audit Rights. Section 4.4 of the Marketing Agreement is hereby amended
          ------------
          and replaced to read as follows:

----------
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     4.4 Audit Rights. No more than once every year during the Term and for one
         ------------
     year thereafter, DIRECTV or its designee (which designee shall be subject to approval by TiVo and appropriate confidentiality requirements) shall have the right upon twenty (20) days' notice and during regular business hours at TiVo's regular locations for maintenance of such records, to conduct an audit of such records (which records shall be maintained for at least 18 months by TiVo) as are necessary to verify compliance with the Agreement. If any such audit should disclose any underpayments of revenue share or other fees, TiVo shall promptly pay to DIRECTV such underpaid amount, together with interest at a rate of 18% per annum or the highest rate allowed by law, during such period which such amount became due until finally paid. If any such audit should disclose any overpayments of revenue share or other fees, TiVo shall have the right to offset any such amounts against future amounts payable by TiVo hereunder; provided that if the overpayment exceeds five percent (5%) in any calendar quarter, such offset shall be reduced by one-half of the reasonable costs and expenses incurred by DIRECTV in connection with such audit. The audit will be conducted at DIRECTV's expense, except as otherwise provided above and unless the audit reveals that TiVo has underpaid DIRECTV by five percent (5%) or more in any calendar quarter, in which case TiVo will reimburse DIRECTV for all reasonable costs and expenses incurred by DIRECTV in connection with such audit.

     I.   Indemnification and Limitation of Liability. The provisions of
          -------------------------------------------
          Sections 10.1, 10.2 and 10.3 of the Marketing Agreement shall be superseded and terminate, solely with respect to the DIRECTV-TiVo Combo Receiver, upon the execution of the Technology License Agreement.

     J.   Schedule 6. Until the date that is 4 weeks following the initiation of
          ----------
          the download of the Version [*] Software to the Reno Receivers as provided in the Development Agreement, Section 2 (Promotional
                                                            -----------
          Showcases) to Schedule 6 of the Marketing Agreement shall remain in
          ---------
          full force and effect. Following such date, Section 2 to Schedule 6 shall be superseded in its entirety by the Services Agreement.

II.  The Tax Agreement is hereby amended as follows:

     The indemnity obligations of TiVo set forth in the final paragraph of the Tax Agreement shall continue to apply with respect to the taxation of any TiVo Services for which DIRECTV has provided and continues to provide billing services until the Transition Date, as specified in Section 4.1 of the Development Agreement. Immediately after the Transition Date, DIRECTV shall have responsibility for the Taxability Determinations (as defined in the Tax Agreement) as applicable to the TiVo Services for which DIRECTV provides billing services thereafter, and DIRECTV shall indemnify, defend and hold harmless TiVo for any

----------
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     liability for uncollected taxes, interest and penalties resulting from any error or omission in the Taxability Determinations occurring after the Transition Date.

III. The parties further agree that they shall cooperate in good faith to promptly document and clarify any further changes or amendments to the agreements executed prior to the Development Agreement and Services Agreement as necessary to reflect their mutual understanding and intention regarding the modifications to the parties' relationship resulting from the Development Agreement, Technology License Agreement and Services Agreement.

IV. Except as expressly set forth herein or as otherwise provided by written mutual agreement of the parties, all terms and conditions of the Marketing Agreement and Tax Agreement shall remain in full force and effect, enforceable in accordance with the terms thereof. Any capitalized terms not defined in this Amendment shall have the meaning set forth in the Development Agreement or Services Agreement, as applicable.

                      This space intentionally left blank.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Marketing Agreement and Tax Agreement as of the 15th day of February, 2002.

TiVo Inc.                                  DIRECTV, Inc.


By:    /s/ Morgan Guenther                 By:   /s/ Larry N. Chapman
       -------------------                       -------------------------------
Name:  Morgan Guenther                     Name: Larry N. Chapman
Title: President                                 Title: Executive Vice President